UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 2, 2010

Federal Home Loan Bank of New York
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51397	136400946
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 Park Avenue, Floor 5, New York, New York		10178-0599
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-441-6616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Each month the Chief Executive Officer of the Bank issues a 'Report from the President' (the "Report") to each shareholder. Such Reports may contain information that may be important to security holders. A copy of the Report to shareholders for the month of August 2010 issued on September 2, 2010 appears below.

September 2, 2010

TO: All Stockholders
(Individually Addressed)

SUBJECT: Report for the Month

At the Bank

FHLBNY Announces Second Quarter 2010 Dividend of 4.60%

On August 19, 2010, the Federal Home Loan Bank of New York’s ("FHLBNY") Board of Directors approved a dividend rate for the second quarter of 2010 of 4.60% (annualized). The FHLBNY’s dividend rate for the first quarter of 2010 was 4.25%. The dollar amount of the second quarter dividend was approximately $55.2 million. The cash dividend was distributed to member financial institutions on August 20. The dividend reflects the FHLBNY’s low-risk profile/conservative investment strategy and is indicative of a low interest rate business environment coupled with increased earnings volatility caused by evolving accounting standards.

Advances Averaged $79.6 Billion in July

During July 2010, average advances remained steady, decreasing $398.7 million to $79.6 billion. Demand remains tepid as our members experience continued growth in retail deposits. Yet FHLBNY advances continue to be a stable source of funding support that our members need to perform the everyday duties that drive local economic development and job growth in communities across our region.

In Washington

GSE Reform

There has been no summer lull in Washington, and now, with the "Wall Street Reform and Consumer Protection Act" passed and moving into the implementation phase, Congress and the Administration have turned their focus to considering various policy options for restructuring the nation’s housing finance system. Although the focus of this effort has primarily been on Fannie Mae and Freddie Mac, it is possible that the Federal Home Loan Bank System may be brought into the discussion.

In April, the Department of the Treasury and the Department of Housing and Urban Development set forth for public response a series of seven questions on housing finance reform and what the government’s role should be in a reformed system. This allowed opinions from all corners of the housing market – from community bankers to mortgage lenders to economists to non-profit housing organizations to homebuilders to the homeowners themselves – a chance to be heard.

This broad reach approach continued in August, when Treasury and HUD hosted a robust housing summit featuring a wide range of experts, drawn from every facet of the marketplace, to discuss housing finance. It is heartening that policymakers seem to be willing to listen to experts from across the housing system.

We will continue to monitor GSE reform developments. Of course, as was the case during the recent debate on Wall Street reform, I hope our members will continue to reach out to the Members of Congress and other policymakers to educate them on the importance of community banking and the value you receive from the cooperative Federal Home Loan Bank System.

With your help in getting our success story out and, most importantly, with you continuing to make suitable, responsible loans within your communities, we can help push back the tide of ill will the banking industry has experienced and allow reason and responsibility to regain their keystone functions in our economy.

I hope you all have had a wonderful summer, and enjoy the holiday weekend.

Sincerely,

Alfred A. DelliBovi
President

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of New York

September 2, 2010	By:	/s/ Patrick A. Morgan

Name: Patrick A. Morgan
Title: Senior Vice President and Chief Financial Officer